Exhibit 99.3

Date: July 29, 2024	Contact: Enstar Communications

For Release: Immediately	Telephone: +1 (441) 292-3645

Enstar to Be Acquired by Sixth Street for $5.1 Billion

Enstar shareholders to receive $338.00 per share in cash

Strong alignment between Enstar and Sixth Street to ensure continuity of Enstar strategy

HAMILTON, Bermuda, July 29, 2024 – Enstar Group Limited (“Enstar”) (Nasdaq: ESGR) today announced that it has entered into a definitive merger agreement under which Sixth Street will acquire Enstar, with Liberty Strategic Capital, J.C. Flowers & Co. LLC, and other institutional investors participating in the transaction. Enstar shareholders will receive a total of $338.00 in cash per ordinary share of Enstar payable upon closing of the transaction, representing a total equity value of $5.1 billion.

The consideration represents a premium of approximately 8.5% to the 90-day volume weighted average price (“VWAP”) of the company shares as of July 26, 2024, the last trading day prior to the announcement of the transaction, and 6.9% to the 60-day VWAP as of the same date.

Following the close of the transaction, Enstar will maintain its current operations and business strategy.

“Over the past 30 years, Enstar has built a strong position in the legacy market founded on our exceptional scale and track record, pricing and claims expertise, and entrepreneurial culture,” said Enstar’s Chief Executive Officer Dominic Silvester. “This transaction provides a full liquidity event for shareholders and is a testament to the strength of our team. We believe this is the best next step for our shareholders and we look forward to this exciting new chapter.”

"Enstar has a proven track record of delivering innovative legacy P&C solutions and capitalising on attractive opportunities in the reinsurance market, while maintaining a conservative balance sheet and strong risk management culture,” said Michael Muscolino, Co-Founder and Partner at Sixth Street. “As an existing investor in Enstar, we have a deep respect for the business Enstar’s management team has built and look forward to continue supporting the Company’s current strategy.”

Transaction Details

The transaction, which has been unanimously approved and recommended to its shareholders by Enstar’s Board of Directors, is expected to close in mid-2025, subject to approval by Enstar’s shareholders, regulatory approvals, and other customary closing conditions.

The definitive agreement provides that Enstar will undertake a series of transactions in which Enstar shareholders will receive $338.00 in cash per ordinary share of Enstar. The transaction is fully financed, with the full amount of equity being provided by Sixth Street, together with its co-investors, and Enstar agreeing to return approximately $500 million from its balance sheet to its shareholders as part of the total $338.00 in cash per ordinary share received by shareholders of Enstar.

The agreement includes a 35-day "go-shop" period expiring on September 2, 2024, which permits Enstar's Board of Directors and advisors to solicit alternative acquisition proposals from third parties. There can be no assurance that this "go-shop" will result in a superior proposal, and Enstar does not intend to disclose developments with respect to the solicitation process unless and until it determines such disclosure is appropriate or is otherwise required. Enstar will have the right to terminate the merger agreement to enter into a superior proposal both during and after the “go-shop” period, subject to the terms and conditions of the merger agreement.

Upon completion of the transaction, Enstar's common stock will no longer be publicly listed, and Enstar will become a privately-held company. The Company will continue to operate under the Enstar name.

Second Quarter Financial Results

In a separate press release, Enstar today announced its financial results for the second quarter, which is accessible by visiting the Investor Relations section of the Enstar corporate website at https://www.enstargroup.com. In light of the announced transaction, Enstar will not be providing recorded commentary to accompany its June 30, 2024 financial results.

Advisors

Goldman Sachs & Co. LLC is acting as financial advisor to Enstar and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Hogan Lovells US LLP are acting as legal advisors. Ardea Partners LP, Barclays PLC and J.P. Morgan Securities LLC are acting as financial advisors to Sixth Street and Simpson Thacher & Bartlett LLP, Debevoise & Plimpton LLP and Cleary Gottlieb Steen & Hamilton LLP are acting as legal advisors.

Forward Looking Statements

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that include words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seek,” “may,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Investors are cautioned that any such forward-looking statements speak only as of the date they are made, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including those related to the satisfaction of any post-closing regulatory requirements.

Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include: (i) the completion of the proposed transaction on the anticipated terms and timing, (ii) the satisfaction of other conditions to the completion of the proposed transaction, including obtaining required shareholder and regulatory approvals; (iii) the risk that Enstar’s stock price may fluctuate during the pendency of the proposed transaction and may decline if the proposed transaction is not completed; (iv) potential litigation relating to the proposed transaction that could be instituted against Enstar or its directors, managers or officers, including the effects of any outcomes related thereto; (v) the risk that disruptions from the proposed transaction (including the ability of certain customers to terminate or amend contracts upon a change of control) will harm Enstar’s business, including current plans and operations, including during the pendency of the proposed transaction; (vi) the ability of Enstar to retain and hire key personnel; (vii) the diversion of management’s time and attention from ordinary course business operations to completion of the proposed transaction and integration matters; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) legislative, regulatory and economic developments; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Enstar’s financial performance; (xi) certain restrictions during the pendency of the proposed transaction that may impact Enstar’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or global pandemics, as well as management’s response to any of the aforementioned factors; (xiii) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiv) unexpected costs, liabilities or delays associated with the transaction; (xv) the response of competitors to the transaction; (xvi) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction, including in circumstances requiring Enstar to pay a termination fee; (xvii) those risks and uncertainties set forth under the headings “Forward Looking Statements” and “Risk Factors” in Enstar’s most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by Enstar with the SEC from time to time, which are available via the SEC’s website at www.sec.gov; and (xviii) those risks that will be described in the proxy statement that will be filed with the SEC and available from the sources indicated below.

These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the proposed transaction. There can be no assurance that the proposed transaction will be completed, or if it is completed, that it will close within the anticipated time period. These factors should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made. Enstar undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, or to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law. If one or more of these or other risks or uncertainties materialise, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect Enstar.

Important Information for Investors and Shareholders

This communication is being made in connection with the proposed transaction involving Enstar and Sixth Street. In connection with the proposed transaction, Enstar plans to file with the Securities and Exchange Commission (the “SEC”) relevant materials, including a proxy statement on Schedule 14A. The definitive proxy statement (if and when available) will be mailed to shareholders of Enstar. This communication is not a substitute for the proxy statement or any other document that Enstar may file with the SEC or send to its shareholders in connection with the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.

Shareholders will be able to obtain, free of charge, copies of such documents filed by Enstar when filed with the SEC in connection with the proposed transaction at the SEC’s website (http://www.sec.gov). In addition, Enstar’s shareholders will be able to obtain, free of charge, copies of such documents filed by Enstar at Enstar’s website (https://investor.enstargroup.com). Alternatively, these documents, when available, can be obtained free of charge from Enstar’s upon written request to Investor Relations at investor.relations@enstargroup.com.

About Enstar

Enstar is a NASDAQ-listed leading global insurance group that offers innovative capital release solutions through its network of group companies in Bermuda, the United States, the United Kingdom, Continental Europe, Australia, and other international locations. A market leader in completing legacy acquisitions, Enstar has acquired more than 117 companies and portfolios since its formation in 2001. For further information about Enstar, see www.enstargroup.com.

About Sixth Street

Sixth Street is a leading global investment firm with over $75 billion in assets under management and committed capital. The firm uses its long-term flexible capital, data-enabled capabilities, and One Team culture to develop themes and offer solutions to companies across all stages of growth. Founded in 2009, Sixth Street has 600 team members including over 200 investment professionals operating around the world. For more information, follow Sixth Street on social media and visit www.sixthstreet.com.

Contact:

For Enstar:

+1 (441) 292-3645

For Sixth Street:

Patrick Clifford

Pclifford@sixthstreet.com

+1 (646) 906-4339